EXHIBIT 9(b)(ii)


                         NEUBERGER & BERMAN EQUITY TRUST
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE A




SERIES                                           Date Made a Party to Agreement
------                                           ------------------------------


Neuberger & Berman Focus Trust                             August 3, 1993

Neuberger & Berman Genesis Trust                           August 3, 1993

Neuberger & Berman Guardian Trust                          August 3, 1993

Neuberger & Berman Manhattan Trust                         August 3, 1993

Neuberger & Berman Partners Trust                          August 3, 1993

Neuberger & Berman NYCDC Socially Responsive Trust         March 14, 1994

Neuberger & Berman International Trust                     August 30, 1997